Service Office:
One Sun Life Executive Park
Wellesley Hills, MA  02481
800-700-6554

Home Office:
60 East 42nd Street
Suite 1115
New York, NY 10165

 Sun Life Insurance and Annuity Company of          New York

Flexible Premium Variable Universal Life Insurance Policy

Insured                                                                                     [John Doe]

Policy Number                                                                                     [E00#00001]

This Policy is a legal contract in which We, Sun Life Insurance and Annuity Company of New York, promise to provide the kind of insurance described below. Upon death of the Insured, We agree to pay the Beneficiary such amounts as then become due and payable. Until that time, We agree to provide You, as Owner, the other rights and benefits of this Policy. These rights and benefits are subject to the provisions on the pages which follow.
Signed for the Company at its Home Office: [Missing Graphic Reference] [Robert C. Salipante, President] [Missing Graphic Reference] [Michael S. Bloom, Secretary]

As described in Section 7, the amount of the Death Benefit or the duration of the Death Benefit may increase or decrease to reflect the investment experience of the Variable Account.

The Account Value in each Sub-Account of the Variable Account may increase or decrease in accordance with the investment experience of that Sub-Account of the Variable Account.  There is no minimum guaranteed Account Value for amounts in the Sub-Accounts of the Variable Account.

Upon receipt of Due Proof, the Policy Proceeds are payable at the death of the Insured and while this Policy is in force.   See Section 7.

This Policy does not participate in dividends and will not share in any surplus earnings of the Company.

Flexible Premiums are payable during the lifetime of the Insured and while this Policy is in force.  See Section 6.

RIGHT TO RETURN POLICY PERIOD.  Please read Your Policy carefully.  If You are not satisfied with it, You may return it by delivering or mailing it to Us at One Sun Life Executive Park, Attn: Corporate Markets, Wellesley Hills, Massachusetts 02481, or to the sales representative through whom You purchased this Policy within 10 days from the date of receipt (the "Free Look Period").  This Policy will then be deemed void as though it had never been applied for. You will receive a refund equal to the sum of all Premiums paid.

        VUL-SCOLI-07 NY Page

TABLE OF CONTENTS

SECTION
POLICY SPECIFICATIONS                                                                                                                          1

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE
RATES PER $1,000 OF NET AMOUNT AT RISK                                                                                                                          2

DEFINITIONS                                                                                                                          3

GENERAL PROVISIONS                                                                                                                          4

THE VARIABLE ACCOUNT AND THE FIXED ACCOUNT                                                                                                                          5

PREMIUMS                                                                                                                          6

DEATH BENEFIT                                                                                                                          7

ACCOUNT VALUE                                                                                                                          8

POLICY BENEFITS                                                                                                                          9

RIDERS AND ENDORSEMENTS

APPLICATION

        VUL-SCOLI-07 NY Page

1. POLICY SPECIFICATIONS

Insured                                                                           [John Doe]
Policy Number                                                                           [E00000001]

Issue Age, Sex                                                                           [35, Male]
Class                                                                           [Preferred Non Tobacco - Medical Issue]

Specified Face Amount                                                                                     [$100,000]
Supplemental Insurance                                                       Face Amount                                             [$00,000]
Total Face Amount                                                                           [$100,000]

Minimum Total Face Amount                                                                           [$100,000]
Minimum Specified Face Amount                                                                           [$10,000]

Planned Periodic Premium                                                                           [$1,400]

Death Benefit Compliance Test	Guideline Premium

Billing Period                                                                           [Annual]

Issue Date                                                                [May 1, 2007]

Currency                                                                [United States Dollars]

Owner                                                                           [XYZ Corporation]

Beneficiary	As stated in the Application unless later changed

Death Benefit Option                                                                           [Option A:  Specified Face Amount]

Variable Account Name                                                                                                [I]
Securities & Exchange Commission Registration                                                                                                           [Unit Investment Trust]

THE PLANNED PERIODIC PREMIUM SHOWN ABOVE MAY BE INSUFFICIENT TO CONTINUE COVERAGE FOR THE LIFETIME OF THE INSURED.  THE PERIOD FOR WHICH THIS POLICY WILL REMAIN IN FORCE DEPENDS ON THE AMOUNT AND TIMING OF PREMIUMS PAID, DEDUCTIONS FOR BENEFITS AND RIDERS, CHANGES IN THE SPECIFIED FACE AMOUNT AND DEATH BENEFIT OPTION, SUB-ACCOUNT PERFORMANCE, POLICY LOANS, PARTIAL SURRENDERS AND FEES.  ADDITIONAL AMOUNTS, EITHER EXCESS INTEREST OR REDUCED CHARGES, WHICH WE MAY EMPLOY ARE NOT GUARANTEED.  WE RESERVE THE RIGH TO CHANGE SAID AMOUNTS WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE ACCOUNT VALUES MAY BE LESS THAN THOSE ILLUSTRATED.

        VUL-SCOLI-07 NY Page

1.  POLICY SPECIFICATIONS (CONTINUED)

John Doe                                                                                                VL0000001

Premium Expense Load
Policy Year [1]
On Premium paid during the Policy Year up to and including Target Premium35%
On Premium paid during the Policy Year in excess of Target Premium                                                                                                                                     5%

Policy Years [2 – 10]
On Premium paid during the Policy Year up to and including Target Premium12%
On Premium paid during the Policy Year in excess of Target Premium                                                                                                                                     5%

Policy Years [11] and after on all Premium                                                                                                                          5%

Target Premium                                                                                                           [$3,965]

Monthly Expense Charge                                                                                                                     [10.00

Monthly Face Amount Charge                                                                                     $0.20 during Policy Years 1-10
$0.00 Policy Years 11 and after

Mortality and Expense Risk Percentage                                                                                                                                [0.60]%
      Daily Risk Percentage                                                                                                                [0.0016389]%

Policy Loan Interest Rate (payable in arrears)                                                                                                3.75% annually during Policy Years 1-10
3% annually in Policy Years 11 and after

Interest Credited on Loan Account                                                                                     3% annually

Fixed Account
Guaranteed Interest Crediting Rate                                                                                           3% (0.008099% daily)
Transfer Percentage                                                                                [25]%
Transfer Period                                                                                [4] Policy Years
Transfer Minimum                                                                                [$5,000]

        VUL-SCOLI-07 NY Page

1.  POLICY SPECIFICATIONS (CONTINUED)

Supplemental Benefit Rider(s):

[Charitable Giving Benefit Rider

Charitable Gift Amount                                                                                           [$10,000]
Charitable Beneficiary                                                                                           [ABC Charity]]

        VUL-SCOLI-07 NY Page

1.  POLICY SPECIFICATIONS (CONTINUED)

Table of Death Benefit Percentages

                                    Applicable                                               Applicable
AgePercentageAgePercentage

[20   250%60   130%
21   250%61   128%
22   250%62   126%
23   250%63   124%
24   250%64   122%
25   250%65   120%
26   250%66   119%
27   250%67   118%
28   250%68   117%
29   250%69   116%
30   250%70   115%
31   250%71   113%
32   250%72   111%
33   250%73   109%
34   250%74   107%
35   250%75   105%
36   250%76   105%
37   250%77   105%
38   250%78   105%
39   250%79   105%
40   250%80   105%
41   243%81   105%
42   236%82   105%
43   229%83   105%
44   222%84   105%
45   215%85   105%
46   209%86   105%
47   203%87   105%
48   197%88   105%
49   191%89   105%
50   185%90   105%
51   178%91   104%
52   171%92   103%
53   164%93   102%
54   157%94   101%
55   150%95 and after   100%]
             56                          146%
             57                          142%
             58                          138%
                                          59                                                              134%

        VUL-SCOLI-07 NY Page

2.  TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
PER $1,000 OF NET AMOUNT AT RISK FOR SPECIFIED FACE AMOUNT AND SUPPLEMENTAL INSURANCE FACE AMOUNT

	Monthly Rates				Monthly Rates
Age	Males	Females	Unisex	Age	Males	Females	Unisex
[20	0.15836	0.08751	0.14502	60	1.34180	0.78979	1.22817
21	0.15919	0.08917	0.14585	61	1.46381	0.84488	1.33511
22	0.15752	0.09084	0.14419	62	1.60173	0.91417	1.45796
23	0.15502	0.09251	0.14252	63	1.75809	1.00267	1.59922
24	0.15169	0.09501	0.14085	64	1.93206	1.10539	1.75725
25	0.14752	0.09668	0.13752	65	2.12283	1.21731	1.92955
26	0.14419	0.09918	0.13585	66	2.32623	1.33511	2.11195
27	0.14252	0.10168	0.13418	67	2.54312	1.45461	2.30614
28	0.14169	0.10501	0.13418	68	2.77350	1.57247	2.50878
29	0.14252	0.10835	0.13585	69	3.02328	1.69955	2.72909
30	0.14419	0.11251	0.13752	70	3.30338	1.84590	2.97466
31	0.14836	0.11668	0.14169	71	3.62140	2.02325	3.25640
32	0.15252	0.12085	0.14585	72	3.98666	2.24419	3.58279
33	0.15919	0.12502	0.15252	73	4.40599	2.51548	3.95978
34	0.16669	0.13168	0.15919	74	4.87280	2.83552	4.38330
35	0.17586	0.13752	0.16836	75	5.37793	3.19685	4.84334
36	0.18670	0.14669	0.17837	76	5.91225	3.59370	5.33245
37	0.20004	0.15752	0.19170	77	6.46824	4.01942	5.84227
38	0.21505	0.17003	0.20588	78	7.04089	4.47410	6.36948
39	0.23255	0.18503	0.22338	79	7.64551	4.97042	6.92851
40	0.25173	0.20171	0.24173	80	8.30507	5.52957	7.54229
41	0.27424	0.22005	0.26340	81	9.03761	6.17118	8.22883
42	0.29675	0.23922	0.28508	82	9.86724	6.91414	9.01216
43	0.32260	0.25757	0.31010	83	10.80381	7.77075	9.90124
44	0.34929	0.27674	0.33428	84	11.82571	8.72632	10.87533
45	0.37931	0.29675	0.36263	85	12.91039	9.76952	11.92213
46	0.41017	0.31677	0.39182	86	14.03509	10.89151	13.01471
47	0.44353	0.33761	0.42268	87	15.18978	12.08770	14.15507
48	0.47856	0.36096	0.45437	88	16.36948	13.35774	15.33494
49	0.51777	0.38598	0.49107	89	17.57781	14.70820	16.56493
50	0.55948	0.41350	0.53028	90	18.82881	16.15259	17.85746
51	0.60870	0.44270	0.57533	91	20.14619	17.71416	19.23899
52	0.66377	0.47523	0.62539	92	21.57655	19.43814	20.76665
53	0.72636	0.51276	0.68297	93	23.20196	21.40786	22.49837
54	0.79730	0.55114	0.74722	94	25.28174	23.83051	24.70915
55	0.87326	0.59118	0.81566	95	28.27411	27.16158	27.82758
56	0.95591	0.63123	0.88996	96	33.10677	32.32378	32.78845
57	1.04192	0.66961	0.96593	97	41.68475	41.21204	41.45783
58	1.13378	0.70633	1.04609	98	58.01259	57.81394	57.95663
59	1.23235	0.74556	1.13211	99	83.33333	83.33333	83.33333]

BASIS OF VALUES:
Commissioners' 1980 Standard Ordinary Tables, Age Nearest Birthday, Male, Female and Unisex Tables.

        VUL-SCOLI-07 NY Page

3. DEFINITIONS

Account Value:  The sum of the amounts in each Sub-Account of the Variable Account, the Fixed Account and the Loan Account.

Anniversary:  The same day in each succeeding year as the day of the year corresponding to the Issue Date.

Application:  Your application for this Policy, a copy of which is attached hereto and incorporated herein.

Attained Age: The Insured’s Issue Age plus the number of completed Policy Years.

Base Death Benefit: The death benefit under the Policy exclusive of the Supplemental Insurance Death Benefit or any other supplemental benefits.

Beneficiary:  The person or entity entitled to receive the Policy Proceeds as they become due after the death of the Insured.

Business Day:  Any day that We are open for business.

Cash Surrender Value:  The Gross Cash Surrender Value decreased by the balance of any outstanding Policy Debt.

Class:  The risk, underwriting and substandard table rating, if any, classification of the Insured.  See Section 1.

Company:  Sun Life Insurance and Annuity Company of New York.

Daily Risk Percentage: The daily rate for deduction of the mortality and expense risk charge as specified in Section 1.

Death Benefit: The sum of the Base Death Benefit and the Supplemental Insurance Death Benefit.

Due Proof: Such evidence as We may reasonably require in order to establish that Policy Proceeds are due and payable.

Effective Date of Coverage:  Initially, the Investment Start Date; with respect to any increase in the Total Face Amount, the Monthly Anniversary Day that falls on or next follows the date We approve the supplemental application for such increase; with respect to any decrease in the Total Face Amount, the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

Enhancement Benefit:  An amount that may be payable upon Surrender of this Policy. See Section 9.

Fixed Account: The portion of the Account Value funded by assets invested in the General Account.

Fund:  A mutual fund in which a Sub-Account invests.

General Account: The assets held by Us other than those allocated to the Sub-Accounts of the Variable Account or any other separate account of the Company.

Gross Cash Surrender Value:  The Account Value increased by the Enhancement Benefit, if any.

Home Office: Our office at 60 East 42nd Street, Suite 1115, New York, NY  10165

Insured:  The person on whose life this Policy is issued.

Investment Option: Any of the Sub-Accounts of the Variable Account or the Fixed Account.

Investment Start Date: The date the first Premium is applied, which will be the later of the Issue Date, the Business Day We approve the application for this Policy, or the Business Day We receive a Premium.

Issue Age:  The Insured's age as of the Insured's birthday nearest the Issue Date.

Issue Date:  The date specified as such in Section 1, from which Anniversaries, Policy Years and Policy Months are measured.

Loan Account:  An account established for this Policy, the value of which is the principal amount of any outstanding loan against this Policy, plus credited interest thereon.

Monthly Anniversary Day:  The same day in each succeeding month as the day of the month corresponding to the Issue Date.

Monthly Cost of Insurance:  A deduction made on a monthly basis for the insurance coverage provided by this Policy.  See Section 8.

Monthly Expense Charge:  A per Policy deduction, made on a monthly basis, for administration and other expenses.  See Section 1.

Monthly Face Amount Charge:  A per Specified Face Amount deduction, made on a monthly basis, for administration and other expenses.  See Section 1.

Mortality and Expense Risk Percentage:  The annual percentage rate deducted from the Account Value in the Sub-Accounts for the mortality and expense risk charge.  This annual rate is converted to a daily rate, the Daily Risk Percentage, and deducted from the Variable Account on a daily basis.  See Section 1.

Net Premium: The Premium less the Premium Expense Load.

Our Principal Office:  Sun Life Insurance and Annuity Company of New York (Attn:  Corporate Markets), One Sun Life Executive Park, Wellesley Hills, Massachusetts, 02481, or such other address as We may hereafter specify to You by written notice.

Owner: The person, persons or entity entitled to all rights and benefits under this Policy, unless otherwise stated.

Partial Surrender:  A surrender of a portion of the Account Value in exchange for a payment to the Owner in accordance with the terms of Section 9.

Planned Periodic Premium:  The Premium amount specified as such in Section 1.

Policy:  This life insurance contract, including the attached copy of the Application and any attached copies of supplemental applications for increases in the Total Face Amount.

Policy Debt:  The principal amount of any outstanding loan against this Policy, plus accrued but unpaid interest on such loan.

Policy Month: A one-month period commencing on the Issue Date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.

Policy Proceeds:  The amount determined in accordance with the terms of this Policy which is payable at the death of the Insured.  This amount is the Death Benefit as described in Section 7, decreased by the amount of any outstanding Policy Debt, and increased by the amounts payable under any supplemental benefits.

Policy Year: A one-year period commencing on the Issue Date or any Anniversary and ending on the next Anniversary.

Premium:  An amount paid to Us by the Owner or on the Owner's behalf as consideration for the benefits provided by this Policy.

Premium Expense Load: The percentage charge applied to Premium.  See Section 1.

Specified Face Amount:  The amount of life insurance coverage under the base Policy and specified as such in Section 1.

Supplemental Insurance Death Benefit:  The death benefit associated with the Supplemental Insurance Face Amount.

Supplemental Insurance Face Amount:  The amount of additional insurance coverage specified as such in Section 1.

Sub-Accounts: Accounts into which the assets of the Variable Account are divided.

Target Premium:  The amount of Premium specified as such in Section 1.  The Premium Expense Load deduction varies depending on whether Premiums paid in a given Policy Year are below, equal to or above Target Premium.

Total Face Amount:  The Specified Face Amount plus the Supplemental Insurance Face Amount specified as such in Section 1.

Unit:  A unit of measurement that We use to calculate the value of Your investment in each Sub-Account.

Unit Value:  The value of each Unit of a Sub-Account, as determined by Us.

Valuation Date: A day that the New York Stock Exchange (or its successor; or, if the securities in which the assets of the Sub-Account are invested are not traded on the New York Stock Exchange, any principal exchange on which such securities are traded), We and, with respect to a Sub-Account, the relevant Fund are open for business.  At a minimum, a Valuation Date will occur once each Policy Month. We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.

Valuation Period:  The period of time from one Valuation Date to the next subsequent Valuation Date.

Variable Account: A separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company as specified in Section 1.

We,  Our and Us:  Sun Life Insurance and Annuity Company of New York.

You and Your:  In this Policy, You and Your refer to the Owner of this Policy.

4.  GENERAL PROVISIONS

Entire Contract.  Your entire contract with Us consists of this Policy, including the attached copy of the Application, any attached copies of supplemental applications for increases in the Total Face Amount, any riders and any endorsements.  All statements made in the Application or in a supplemental application are representations and not warranties.  We relied and will rely on these statements when approving the issuance of this Policy, increase in Total Face Amount, increase in Death Benefit over Premium paid, reinstatement, or change in Death Benefit Option of this Policy.  No statement can be used by Us in defense of a claim unless the statement was made in the Application or in a supplemental application and was a material misrepresentation.  Any illustrations prepared in connection with this Policy do not form a part of Our contract with You and are intended solely to provide information about possible future performance, based solely upon data available at the time such illustrations are prepared.

Alteration.  Sales representatives do not have the authority to alter or modify this Policy or to waive any of its provisions.  The only persons with this authority are Our president, actuary, secretary or one of Our vice presidents.

Modification.  Upon written notice to You, We may modify this Policy if such modification (1) is necessary to make this Policy, the Variable Account or the Fixed Account comply with any law or regulation issued by a governmental agency to which the Company, the Variable Account or the Fixed Account is subject; or (2) is necessary to assure continued qualification of this Policy under the Internal Revenue Code or other federal or state laws as a life insurance policy; or (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (4) adds, deletes or otherwise changes Investment Options. We also reserve the right to modify certain provisions of this Policy as stated in those provisions.  In the event of any such modification, We may make an appropriate endorsement to this Policy to reflect such modification.

Assignments.  During the lifetime of the Insured, You may assign all or some of Your rights under this Policy.  All assignments must be filed at Our Principal Office and must be in a form satisfactory to Us.  The assignment will then be effective as of the date You signed the form, subject to any action taken before it was recorded by Us at Our Principal Office.  We are not responsible for the validity or legal effect of any Assignment. Neither this Policy nor any of Your rights or those of a Beneficiary under it may be assigned or transferred without Our permission.

Nonparticipating.  This Policy does not pay dividends and will not share in any surplus earnings of the Company.

Misstatement of Age or Sex (Non-Unisex Policy).  If the age or sex (in the case of a Non-Unisex Policy) of the Insured is stated incorrectly in the Application, the amounts payable by Us will be adjusted as follows:

•
Misstatement discovered at death:  The Death Benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance Rate for the correct age or sex (for a Non-Unisex Policy).

•	Misstatement discovered prior to death: The Account Value will be recalculated from the Issue Date using the Monthly Cost of Insurance Rates based on the correct age or sex (for a Non-Unisex Policy).

If Your Policy is Unisex, it is so indicated in Section 1.

Suicide.  If the Insured, whether sane or insane, commits suicide within two years after the Issue Date, We will not pay any part of the Policy Proceeds.  We will refund to You the Premiums paid, less the amount of any Policy Debt and less any Partial Surrenders.

Incontestability.  After this Policy has been in force during the lifetime of the Insured for a period of two years from its Issue Date, We cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision of Section 8.  However, any increase in the Total Face Amount which is effective after the Issue Date will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the Effective Date of Coverage of such increase.  Any increase in Death Benefit over Premium paid or increase in Death Benefit due to a Death Benefit Option change will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the date of the increase.  Further, any reinstatement will be incontestable after the reinstated policy has been in force during the lifetime of the Insured for two years from the effective date of the reinstatement.  Contestability will be based only on material misrepresentations made in the application(s).

Report to Owner.  We will send You a report at least once each Policy Year.  The report will show current Policy values, Premiums paid, deductions made since the last report, and any other information required by the insurance regulatory official of the jurisdiction in which the Policy was delivered.  It will also show the balance of any Policy Debt.  There is no charge for this report.

Illustrations.  Upon request, We will provide You with an illustration of future Account Value and Death Benefits.   This illustration will be furnished to You for no charge once per year and subsequent requests in a year for a nominal fee not to exceed $25.

Owner and Beneficiary.   The Owner is as stated in Section 1.  The Owner has the sole and absolute power to exercise all rights and privileges under this Policy without the consent of any other person unless You provide otherwise by written notice. The Beneficiary has no rights under this Policy until the death of the Insured.  A Beneficiary is any person or entity, named in Our records as the proper recipient of the Policy Proceeds.  While the Insured is alive, you may change the Owner and Beneficiary by written notice. No change or revocation will take effect We receive such notice.  If such acknowledgment occurs, then (1) a change of Beneficiary will take effect on the date the notice is signed, and (2) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed.  If there is no Beneficiary living when the Insured dies, We will pay the Policy Proceeds to You.  If You are also the Insured, the Policy Proceeds will be paid to Your estate.  The Beneficiary designation in effect on the Issue Date is stated in the Application for this Policy.

Important Notice About this Policy After Age 100.  This Policy may not qualify as life insurance after the Insured attains age 100 and may therefore be subject to adverse tax consequences.  Please consult a tax advisor before deciding to continue this Policy after the Insured’s age 100.

Policy loans and repayment of Policy loans (see Section 9), partial withdrawals (see Section 9) and transfers (see Section 5) are permitted after the Insured attains age 100.  The fact that the Insured has attained age 100 will not adversely affect Your rights under this Policy as regards Policy loans and their repayment, partial withdrawals and transfers.

Claims of Creditors.  The Policy Proceeds will be exempt from the claims of creditors to the extent permitted by the laws of the jurisdiction in which this Policy was delivered.

5.  THE VARIABLE ACCOUNT AND THE FIXED ACCOUNT

The assets of the Variable Account shall be kept separate from Our other assets.  We have the right to transfer to the General Account any assets of the Variable Account which are in excess of the reserves and other Policy liabilities of the Variable Account.  Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business conducted by Us, all obligations arising under this Policy, including the promise to make all benefit payments, are Our general corporate obligations.

At Our election, and subject to any necessary vote by those having voting rights, the Variable Account may be operated as a unit investment trust or a management company under the Investment Company Act of 1940.  It may be registered under the Investment Company Act of 1940 or de-registered in the event registration is no longer required.  In the event of any change in the operation of the Variable Account pursuant to this provision, We may make an appropriate endorsement to this Policy to reflect the change and take such other action as may be necessary and appropriate to effect the change.

Fixed Account.  The Fixed Account represents the portion of the Account Value funded by assets invested in the General Account. The guaranteed interest crediting rate is specified in Section 1 of this Policy. Interest in excess of the guaranteed rate may be applied to the amount in the Fixed Account at such increased rates and in such manner as We may determine, based on Our expectations of future experience with respect to interest, mortality costs, persistency, profit, expenses, taxes, as well as size, timing and frequency of deposits.  Interest credited will be computed on a compound interest basis.

Sub-Accounts.  The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account invests exclusively in a Fund.  Income, gains and losses, whether or not realized, from the assets of each Sub-Account are credited or charged against that Sub-Account without regard to income, gains or losses in other Sub-Accounts of the Variable Account.  All amounts allocated to the Variable Account will be used to purchase shares of one or more of the Funds, as You designate.  Deductions and surrenders from the Variable Account will, in effect, be made by redeeming the number of Fund shares at net asset value equal in total value to the amount to be deducted.  The Variable Account will be fully invested in Fund shares at all times.  The assets of the Variable Account are valued at least as often as any Policy benefits vary, but at least monthly.

The Sub-Accounts available under this Policy are further described in supplementary materials.

Addition, Deletion or Substitution of Investments.  Shares of any or all of the Funds may not always be available for purchase by the Sub-Accounts of the Variable Account, or We may decide that further investment in any such shares is no longer appropriate.  In either event, shares of other registered open-end investment companies or unit investment trusts may be substituted both for Fund shares already purchased by the Variable Account and/or as the security to be purchased in the future, provided that these substitutions have been approved by the Securities and Exchange Commission and the Superintendent of Insurance of the State of New York.  In addition, the investment policies of the Variable Account will not be changed without the approval of the Superintendent of Insurance of the State of New York.  We also reserve the right to eliminate or combine existing Sub-Accounts or to transfer assets between Sub-Accounts upon a Sub-Account elimination or combination. In the event of a substitution or other act pursuant to this provision, We may make appropriate amendment to this Policy to reflect the substitution.

Transfers Between Investment Options.  Subject to any limits that may be imposed by the Funds, You may transfer from one Sub-Account to another Sub-Account, or to the Fixed Account, all or a portion of the Account Value allocated to a Sub-Account.  We will make transfers pursuant to an authorized request received at Our Principal Office.

Transfer privileges are subject to Our consent.  We reserve the right to impose the following limitations on transfers, including, but not limited to:  (1) the minimum amount that may be transferred; (2) the frequency of transfers; and (3) the minimum amount that may remain in a Sub-Account following a transfer from that Sub-Account.

In any Policy Year, transfers from the Fixed Account to another Sub-Account in the Variable Account are limited to the greater of (a) or (b) where:
(a) is the Transfer Percentage, as specified in Section 1, multiplied by the greatest amount in the Fixed Account during the Transfer Period; and
(b)  is the Transfer Minimum as specified in Section 1.

You may transfer to the Fixed Account 100% of the portion of the Account Value attributable to the Variable Sub-Accounts at the time Your request is received.  You may apply the Cash Surrender Value to purchase a guaranteed fixed paid-up benefit based on the mortality table stated in the Basis of Computation provision in Section 8 and the minimum Fixed Account interest rate stated in Section 1.

6.  PREMIUMS

All Premium payments are payable to Us and should be sent to Our Principal Office.

Planned Periodic Premiums.  While You are not required to make subsequent Premium payments according to a fixed schedule, You may select a planned periodic Premium schedule and corresponding billing period, subject to Our Premium limits.  Except as otherwise provided herein, the billing period must be annual, semi-annual, or quarterly. We will send You reminder notices for the planned periodic Premium at each billing period as specified in Section 1 unless reminder notices have been suspended as described below.

You are not required to pay the planned periodic Premium.  You may increase or decrease the planned periodic Premium subject to Our limits.  You may skip a planned payment or make unscheduled payments.  Unscheduled payments are subject to Our approval.  You may change Your planned payment schedule or the billing period, subject to Our approval.  Depending on the investment performance of the Investment Options You select, the planned periodic Premium may not be sufficient to keep this Policy in force.  You may need to make additional payments in order to prevent termination of Your Policy.  We will suspend reminder notices at your request, and We reserve the right to suspend reminder notices if Premiums are not being paid (except for notices in connection with the grace period).  We will notify You prior to suspending reminder notices.

Premium.  No Premium payment may be less than $100 without Our consent, although We will accept a smaller Premium payment if it is necessary to keep this Policy in force.  We reserve the right not to accept a Premium payment that causes the Death Benefit to increase by an amount that exceeds the Premium received.  Evidence of insurability satisfactory to Us may be required before We accept such a Premium.  After the first Policy Year, we reserve the right not to accept unscheduled premiums in any Policy Year in excess of $100,000.

We will not accept Premium payments that would, in Our opinion, cause the Policy to fail to qualify as life insurance under applicable tax law.  If a Premium payment is made in excess of these limits, We will accept only that portion of the Premium within those limits and will refund the remainder to You.  We will also not accept any Premium payments made after the Anniversary on which the Insured is Attained Age 100, except as needed to keep this Policy from lapsing.

Premium Expense Load.  The Premium Expense Load will not be greater than as specified in Section 1. The Premium Expense Load will be determined by Us from time to time based on, among other factors, Our expectations of future experience with respect to interest, mortality experience, persistency, expenses, profit and taxes.

Allocation of Net Premium. Except as otherwise provided herein, Net Premium will be allocated to the Investment Options in accordance with the allocation percentages specified by You, subject to special provisions applicable during the Free Look Period.  For any Premium received during the Free Look Period, We will allocate the Net Premium to the Sub-Account that invests exclusively in shares of the money market Portfolio.  Account Value in the money market Sub-Account will be transferred to the Investment Options in accordance with the allocation percentages specified by You when this period expires.  While there are no limitations concerning the number of Investment Options to which Net Premium may be allocated, We reserve the right to impose minimum allocation amounts as determined by the Fund for any or all Investment Options.

You may change the allocation percentages at any time pursuant to a request submitted to Our Principal Office in a form acceptable to Us.

An allocation change will be effective as of the date We receive the request for that change provided that it is received on a Valuation Day before the close of the New York Stock Exchange.  If a request is received on a day that is not a Valuation Day or after the close of the New York Stock Exchange on a Valuation Day, it will become effective on the next Valuation Day.

Modified Endowment Contract.  At the time a Premium is received that would, in Our opinion, cause this Policy to become a modified endowment contract based on Our reasonable interpretation of Section 7702A of the Internal Revenue Code, We will so notify You or Your sales representative within one Business Day, and will not credit the Premium unless We have received specific instructions to do so.   Any such Premium received will be held, for a period of time no greater than 90 days, in a non-interest bearing account.  This Premium will be refunded at the end of the 90-day period if we have not, at that time, received specific instruction from You or Your sales representative concerning the Premium.

7.  DEATH BENEFIT

Death Benefit Compliance Test.  The Death Benefit compliance test, as specified by You in the Application, is either the cash value accumulation test or the guideline premium test, as shown in Section 1. The choice You make determines the Death Benefit Percentages as shown in Section 1.  Once selected, this test may not be changed to another test.

Death Benefit and Death Benefit Option.  The Death Benefit depends upon the Death Benefit Option in effect at the time of the Insured's death.  The Death Benefit Option in effect on the Issue Date is specified in Section 1.  The three options are:

Option A - Specified Face Amount.  The Base Death Benefit is the greater of the Specified Face Amount, or the Gross Cash Surrender Value multiplied by the applicable Death Benefit Percentage specified in Section 1.

Option B - Specified Face Amount plus Gross Cash Surrender Value.  The Base Death Benefit is the greater of the Specified Face Amount plus Gross Cash Surrender Value, or the Gross Cash Surrender Value multiplied by the applicable Death Benefit Percentage specified in Section 1.

Option C – Specified Face Amount plus cumulative Premiums paid.  The Base Death Benefit is the greater of the Specified Face Amount plus the sum of all Premium payments less any Partial Surrenders, or the Gross Cash Surrender Value multiplied by the applicable Death Benefit Percentage specified in Section 1.

The Supplemental Insurance Death Benefit is the greater of zero or the result of the Supplemental Insurance Face Amount minus the excess, if any, of the Base Death Benefit over:

•           the Specified Face Amount if Option A or
•           the Specified Face Amount plus the Gross Cash Surrender Value if Option B or
•           the Specified Face Amount plus cumulative Premiums less any Partial Surrenders if Option C

The Policy’s Death Benefit equals the sum of the Base Death Benefit and the Supplemental Insurance Death Benefit.

On any Monthly Anniversary Day where the Death Benefit is defined as the Gross Cash Surrender Value multiplied by the applicable Death Benefit Percentage, and the Death Benefit less the Gross Cash Surrender Value exceeds the greater of (1) the Total Face Amount and (2) the Death Benefit less the Gross Cash Surrender Value on the prior Monthly Anniversary Day, We reserve the right to distribute Account Value to You as a Partial Surrender to the extent necessary so that the Death Benefit less the Gross Cash Surrender Value does not exceed the greater of (1) and (2) above.

The Policy Proceeds will be paid as they become due upon the death of the Insured.  If the Insured dies while this Policy is in force, We will make a lump sum payment when We receive Due Proof of that death.

Changes in Specified Face Amount and Supplemental Insurance Face Amount. You may change the Specified Face Amount or Supplemental Insurance Face Amount.  You must send Your request for a change to Our Principal Office, in writing.   If We approve the changes, each such change will be effective on the Effective Date of Coverage for the change.

Decreases in Specified Face Amount and Supplemental Insurance Face Amount.  The Specified Face Amount may not decrease to less than the Minimum Specified Face Amount specified in Section 1.  A decrease in Specified Face Amount or Supplemental Insurance Face Amount may not decrease this Policy’s Total Face Amount to an amount less than the Minimum Total Face Amount specified in Section 1.  A decrease in Specified Face Amount or Supplemental Insurance Face Amount will be applied in the following order:

•
first, to the most recent increase, either Specified Face Amount or Supplemental Insurance Face Amount, if any, whichever is most recent.  If the increase was processed to the Specified Face Amount and Supplemental Insurance Face Amount simultaneously, then to the Supplemental Insurance Face Amount first;

•
second, to the next most recent increases, either Specified Face Amount or Supplemental Insurance Face Amount, if any, in reverse chronological order.  If the increase was processed to the Specified Face Amount and Supplemental Insurance Face Amount simultaneously, then to the Supplemental Insurance Face Amount first;

•           third, to the initial Supplemental Insurance Face Amount; and
•           finally, to the initial Specified Face Amount.

Increases in Specified Face Amount and Supplemental Insurance Amount.  An increase in the Specified Face Amount or Supplemental Insurance Face Amount is subject to Our underwriting rules in effect at the time of the increase.  You may be required to submit evidence of the Insured’s insurability satisfactory to Us.

Changes in the Death Benefit Option.  Requests for a change in the Death Benefit Option must be made in writing to Our Principal Office.  You will be required to submit evidence of insurability on the Insured if, at the time of a Death Benefit Option change, the subsequent net amount at risk is increased.  Otherwise, a change in Death Benefit Option is not subject to evidence of insurability.  The effective date of the change will be the Anniversary on or next following the date We approve Your request.

8.  ACCOUNT VALUE

Account Value.  The Account Value varies depending upon the Net Premium, Mortality and Expense Risk Percentage deductions, Monthly Expense Charges, Monthly Cost of Insurance charges, Policy loans, loan repayments, Partial Surrenders, fees and the Net Investment Factor for the Sub-Accounts to which Your Account Value is allocated.

We measure the amounts in the Sub-Accounts in terms of Units and Unit Values.  On any given date, the amount You have in a Sub-Account is equal to the Unit Value multiplied by the number of Units credited to You in that Sub-Account.  Amounts allocated to a Sub-Account will be used to purchase Units of that Sub-Account.  Units are redeemed when You make Partial Surrenders, undertake Policy loans or transfer amounts from a Sub-Account, and for payment of the mortality and expense risk charge, the Monthly Expense Charge, the Monthly Face Amount Charge, and the Monthly Cost of Insurance charge.  The number of Units of each Sub-Account purchased or redeemed is determined by dividing the dollar amount of the transaction by the Unit Value for the Sub-Account.  The Unit Value for each Sub-Account is established by Us for the first Valuation Date.  The Unit Value for any subsequent Valuation Date is equal to the Unit Value for the preceding Valuation Date multiplied by the Net Investment Factor (determined as provided below).  The Unit Value of a Sub-Account for any Valuation Date is determined as of the close of the Valuation Period ending on that Valuation Date.

Transactions are processed on the date We receive a Premium at Our Principal Office or any acceptable request is received at Our Principal Office.  If Your Premium or request is received on a date that is not a Valuation Date, or after the close of the New York Stock Exchange on a Valuation Date, the transaction will be processed on the next subsequent Valuation Date.

The Account Value for Investment Options on the Investment Start Date equals:

•	that portion of Net Premium received and allocated to Investment Options, less

•	the Monthly Expense Charges due on the Issue Date and subsequent Monthly Anniversary Days through the Investment Start Date, less

•	the Monthly Face Amount Charges due on the Issue Date and subsequent Monthly Anniversary Days through the Investment Start Date, less

•	the Monthly Cost of Insurance deductions due from the Issue Date through the Investment Start Date.

The Account Value for Investment Options on subsequent Valuation Dates is equal to:

•
the Account Value attributable to each Sub-Account on the preceding Valuation Date multiplied by that Sub-Account’s Net Investment Factor, less the Daily Risk Percentage multiplied by the number of days in the Valuation Period multiplied by the Account Value in the Sub-Account, plus

•	the value of the Fixed Account on the preceding Valuation Date, accrued at interest, plus

•	that portion of Net Premium received and allocated to each Investment Option during the current Valuation Period, plus

•	that portion of any loan repayment allocated to any Investment Option during the current Valuation Period, less

•	that portion of any Partial Surrender deducted from each Investment Option during the current Valuation Period, less

•	that portion of any Policy loan transferred from each Investment Option to the Loan Account during the current Valuation Period, less

•	if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Expense Charge due for the Policy Month just beginning charged to each Investment Option, less

•	if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Face Amount Charge due for the Policy Month just beginning charged to each Investment Option, less

•	if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Cost of Insurance to each Investment Option.

Net Investment Factor.  The Net Investment Factor for each Sub-Account for any Valuation Period is determined by dividing (1) by (2) where:

(1) is the net result of:

(I) the net asset value of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus

(II) the amount of any dividend or other distribution declared on amounts held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, which for some assets will not be credited with investment experience until the dividend is paid, plus or minus

(III) a credit or charge with respect to any taxes reserved for by Us, or paid by Us if not previously reserved for, during the Valuation Period which are determined by Us to be attributable to the operation of the Sub-Account; and

(2) is the net asset value of a Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period.

Loan Account.  The Loan Account is an account established for this Policy, the value of which is the principal amount of any outstanding Policy loan against this Policy, plus credited interest thereon.

The Account Value in the Loan Account is zero on the Investment Start Date.

The Account Value in the Loan Account on subsequent Valuation Dates equals:

•	the Account Value in the Loan Account on the preceding day credited with interest at the Interest Credited on Loan Account rate specified in Section 1, plus

•	any amount transferred from any Investment Option to the Loan Account for Policy loans requested on that day, less

•           any loan repayments made on that day.

Daily Risk Percentage, Monthly Expense Charge and Monthly Face Amount Charge.  These deductions will be determined by Us from time to time based on, among other factors, Our expectations of future experience with respect to interest, mortality experience, persistency, expenses, profit and taxes.  However, these deductions will not be greater than that specified in Section 1.

Monthly Cost of Insurance.  We deduct a Monthly Cost of Insurance charge from Your Account Value to cover anticipated costs of providing insurance coverage.  This charge is made on the Monthly Anniversary Day.  If You Surrender this Policy on any day other than a Monthly Anniversary Day, a pro-rata charge will be made.

The Monthly Cost of Insurance equals the sum of (1), (2), (3), and (4) where:

(1) is the Specified Face Amount Monthly Cost of Insurance Rate (described below) multiplied by the net amount at risk divided by 1,000.  The net amount at risk equals the Base Death Benefit less the Account Value;

(2) is the Supplemental Insurance Face Amount Monthly Cost of Insurance Rate (described below) multiplied by the net amount at risk divided by 1,000.  The net amount at risk equals the Supplemental Insurance;

(3) is the monthly rider cost for any riders which are a part of this Policy (with the monthly rider cost as described in the rider itself); and

(4) is any Flat Extra specified in Section 1 of this Policy, times the Total Face Amount divided by 1000.

The Account Value deduction occurs first to the initial Total Face Amount and second to successive increases.

The cost of insurance deductions described above are determined separately for the initial Specified Face Amount and the Supplemental Insurance Face Amount and each increase in Specified Face Amount or Supplemental Insurance Face Amount.

Monthly Cost of Insurance Rates.  The Monthly Cost of Insurance Rates are based on the length of time this Policy has been in force, the Insured’s Sex (in the case of Non-Unisex Policies), Issue Age and Class. The Monthly Cost of Insurance Rates will be determined by Us from time to time based on, among other factors, Our expectations of future experience with respect to interest, mortality experience, persistency, expenses, profit and taxes.  However, the Monthly Cost of Insurance Rates for the Specified Face Amount and Supplemental Insurance Face Amount will not be greater than those shown in Section 2.

Basis of Computation.  Guaranteed Maximum Monthly Cost of Insurance Rates are based on the Guaranteed Mortality Table specified in Section 1.  We have filed a detailed statement of Our methods for computing Account Value with the insurance department in the jurisdiction where this Policy is delivered.  These values are equal to or exceed the minimum required by law.

Directed Deductions. You may allocate the Mortality and Expense Risk Charge, the Monthly Expense Charge, Monthly Face Amount Charges or the Monthly Cost of Insurance deductions among Investment Options.  The deductions will be allocated among the selected Investment Options in the same proportion that the Account Value attributable to each of those Investment Options bears to the aggregate value of the Account Value in all Investment Options selected.  If You do not specify the allocation, or to the extent the aggregate value of the Account Value in all Investment Options selected is less than the deduction, deductions will be allocated among Investment Options in the same proportion that the Account Value attributable to each Investment Option bears to the total Account Value less the Loan Account immediately prior to the deduction.

Insufficient Value.  If, on a Valuation Date, the Account Value less the outstanding Policy Debt is less than or equal to zero, then this Policy will terminate for no value, subject to the Grace Period provision.

Grace Period.  If, on a Valuation Date, this Policy will terminate by reason of insufficient value, We will allow a grace period.  This grace period will allow 61 days from that Valuation Date for the payment of a Premium sufficient to keep this Policy in force for three months.  Notice of Premium due will be mailed to Your last known address or the last known address of any assignee of record within thirty days after that Valuation Date.  We will assume that Your last known address is the address shown on the Application (or notice of assignment), unless We receive notice of a change in address in a form satisfactory to Us.  If the Premium due is not paid within 61 days after the beginning of the Grace Period, then this Policy will terminate without value at the end of the 61 day period.  This Policy will continue to remain in force during the Grace Period.  If the Policy Proceeds become payable by Us during the Grace Period, they will be reduced by any overdue deductions.

Splitting Units.  We reserve the right to split or combine the value of Units.  In effecting any such change, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this Policy.

Age 100 Continuation
If the Insured is alive on the Monthly Anniversary Day on which the Attained Age of the Insured is 100 and if this Policy is in force on that date, then this Policy will continue in force until the death of the Insured regardless of the amount of Account Value. The Death Benefit after that date will continue to be based on the Death Benefit and Death Benefit Option provision in Section 7. As of that date, no more Premiums will be accepted and the Monthly Cost of Insurance, Monthly Expense Charge and Monthly Face Amount Charge will cease. Any Policy Debt will continue and interest on Policy loans will continue to be charged.  The Account Value will remain invested in the Investment Options chosen at that time.

You should note that this Policy may not qualify as life insurance after the Insured's Attained Age 100, which may result in adverse tax consequences.  Consult your tax advisor prior to continuing this Policy beyond Insured's Attained Age 100.

9.  POLICY BENEFITS

Benefits at Death.  The Policy Proceeds will be paid in one lump sum payment as they become due upon the death of the Insured while this Policy is in force.  Payment will include interest on the Policy Proceeds from the date of death until the date of payment. The interest rate applicable is the rate paid by the Company on proceeds left on deposit.

Payment of Claims.  When this Policy becomes a claim by death of the Insured, settlement will be made upon receipt of Due Proof of death.

Surrender.  You may Surrender this Policy for the Cash Surrender Value at any time.

Enhancement Benefit.  If You Surrender this Policy, we may pay an Enhancement Benefit. The Enhancement Benefit, if any, represents a return of a portion of the charges You paid under this Policy including the Premium Expense Load, Monthly Cost of Insurance, Monthly Expense Charge, and Monthly Face Amount Charge. No Enhancement Benefit will paid upon a Surrender made as part of an exchange under Internal Revenue Code §1035.

Partial Surrender.  You may make a Partial Surrender of this Policy once each Policy Year after the first Policy Year by request to Our Principal Office, in a form satisfactory to Us.  The maximum amount of any Partial Surrender is the Account Value decreased by the balance of any outstanding Policy Debt.  Unless You provide evidence satisfactory to Us that the Insured is still insurable, the Total Face Amount will be reduced to the extent necessary so that (1) does not exceed (2) where

(1) is the Death Benefit increased by the amounts payable under supplemental benefits less the Account Value immediately after the Partial Surrender; and

(2) is the Death Benefit increased by the amounts payable under supplemental benefits less the Account Value immediately before the Partial Surrender.

If You provide such evidence, You will have the option of keeping the Death Benefit equal to what it was immediately prior to the Partial Surrender.  The Specified Face Amount remaining in force after the Partial Surrender must be no lower than the Minimum Specified Face Amount shown in Section 1.  A Partial Surrender may not decrease this Policy’s Total Face Amount shown in Section 1 to an amount less than the Minimum Total Face Amount shown in Section 1.

Allocation of Partial Surrender.  You may allocate the Partial Surrender among the Investment Options.  However, We reserve the right to restrict Partial Surrenders from the Fixed Account.  If You do not specify the allocation, then the Partial Surrender will be allocated among Investment Options in the same proportion that the Account Value attributable to each Investment Option bears to the total Account Value less the Loan Account immediately prior to the Partial Surrender.

Policy Loan.  You may request a Policy loan of up to this Policy’s Account Value, decreased by the sum of (a) and (b) where
(a)	is the amount of any outstanding Policy Debt on the date the Policy loan is made; and
(b)	is the sum of the projected monthly deductions, described in Section 8, to the next Anniversary.

Account Value equal to the Policy loan will be transferred from the Investment Options to the Loan Account on the date the Policy loan is made.  You may allocate the Policy loan among the Investment Options; however, We reserve the right to restrict loans from the Fixed Account.  If You do not specify the allocation, then the Policy loan shall be allocated among the Investment Options in the same proportion that the Account Value attributable to each Investment Option bears to the total Account Value less the Loan Account immediately prior to the Policy Loan.

Interest on the Policy loan will accrue daily at the Policy Loan Interest Rate specified in Section 1.  This interest shall be due and payable to Us in arrears on each Anniversary.  Any unpaid interest will be added to the principal amount as an additional Policy loan and will bear interest at the same rate and in the same manner as the prior Policy loan.

All amounts paid by You that We receive will be credited to Your Policy as Premium unless We have received notice, in form satisfactory to Us, that the amounts paid are for loan repayment.  Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans.  We will accept repayment of any Policy loan at any time while this Policy is in force.  The amount of the loan repayment up to the outstanding balance of the Policy loan will be transferred from the Loan Account to the Investment Options.  You may allocate the loan repayment among the Investment Options.  If You do not specify the allocation, then the loan repayment shall be allocated among the Investment Options in the same proportion that the Account Value of each Investment Option bears to the total Account Value less the Loan Account immediately prior to the loan repayment.  We may require that loan repayments, up to the amount of the loan allocated to the Fixed Account, first be allocated back to the Fixed Account.

Deferral of Payment.  We will usually pay any amount due from the Variable Account within seven days after the Valuation Date following Our receipt of notice, in a form acceptable to Us, giving rise to such payment or, in the case of death of the Insured, of Due Proof of such death. Payment of any amount payable from the Variable Account on death, Surrender, Partial Surrender or Policy loan may be postponed whenever:

•	the New York Stock Exchange ("NYSE") is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted, or

•
an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Variable Account.

In the event of the Insured’s death, interest on death proceeds, at the same rate We pay on proceeds left on deposit with Us, will begin to accrue from the date of death.

We reserve the right to defer payment of any portion of the Cash Surrender Value, Policy loan or Partial Surrender payable from the Fixed Account for a period not exceeding six months from the date We receive Your request.

We will not postpone or defer any payment that is to be used to pay premiums. If payment of any portion of the Cash Surrender Value or Policy Loan is deferred for more than ten business days, We will add to that payment. The interest rate applicable is the rate paid by the Company on proceeds left on deposit.

Termination.  This Policy terminates on the earlier of the date We receive Your request to Surrender, the expiration date of the Grace Period due to insufficient value or the date of death of the Insured.

Reinstatement.  Prior to the death of the Insured, this Policy may be reinstated provided the Policy has not been surrendered for the Cash Surrender Value, and provided that:

•	You make Your reinstatement request within three years from the Policy termination date;
•	You submit satisfactory evidence of the Insured's insurability to Us;
•	You pay an amount sufficient to put the Policy in force.

An amount sufficient to put the Policy in force is not less than any excess of the Policy Debt over the Account Value at end of the Grace Period plus the greater of:

(1)	three times the Monthly Cost of Insurance deduction applicable at the date of reinstatement; or
(2)
110% of the increase in Account Value resulting from reinstatement plus all the monthly deductions which were overdue at the end of the Grace Period with interest at a rate not exceeding 6.0% per year compounded annually.

The Specified Face Amount of the reinstated Policy cannot exceed the Specified Face Amount at the time of termination.  The Account Value on the Policy reinstatement date will reflect:

(1)	the Account Value at the time of termination; plus
(2)	the Net Premium attributable to Premiums paid to reinstate the Policy; less
(3)	the monthly deductions which were overdue at the end of the grace period; less
(4)	any excess of the Policy Debt over the Account Value at the end of the grace period; less
(5)	the Monthly Expense Charge; less
(6)	the Monthly Face Amount charge; less
(7)	the monthly mortality and expense risk charge; less
(8)	the Monthly Cost of Insurance deduction applicable on the date of reinstatement.

The effective date of reinstatement will be the Monthly Anniversary Day that falls on or next follows the date We approve Your request.

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Service Office:
One Sun Life Executive Park
Wellesley Hills, MA  02481
800-700-6554

Home Office:
60 East 42nd Street
Suite 1115
New York, NY 10165

SUN LIFE INSURANCE AND ANNUITY
COMPANY OF NEW YORK

Flexible Premium Variable Universal Life Insurance Policy
Nonparticipating

        VUL-SCOLI-07 NY Page